Exhibit 99.1

Aimco to Sell its Asset Management Portfolio to Related Companies

DENVER, CO, April 26, 2018 -- Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) and Related Companies, today announced that the two companies have entered into a binding agreement in which Aimco will sell its Asset Management portfolio and four affordable real estate communities to Related’s affordable division for $590 million. Closing of this transaction, which is anticipated to occur in the third quarter of 2018, will complete Aimco’s planned exit from its affordable housing line of business.
The Asset Management portfolio is a fee-based business in which Aimco is the general partner in partnerships owning interests in low-income housing tax credit apartment communities. As general partner, Aimco provides asset management and other services to these partnerships and receives fees and other payments in return. The sale also includes the Hunters Point communities, four affordable, garden style communities, with 604 apartment homes located in San Francisco, CA.
“This transaction simplifies the Aimco business and completes the planned exit from the affordable housing business that we announced in 2011,” said Aimco Chairman/CEO Terry Considine. “The completion of this transaction will be accretive to Aimco’s Net Asset Value by $126 million while preserving affordable housing through its transfer to a long-term, high quality operator of affordable assets.”
Drawing on their extensive experience in the affordable housing sector, Related plans to preserve the long-term affordability of all 51 properties. “The development and preservation of affordable housing has been a cornerstone of Related’s business for more than 40 years,” said Matthew Finkle, President of Related Affordable, a division of Related Companies. “We have preserved tens of thousands of affordable housing units across the country and have never converted a single unit to market rate - a legacy we intend to extend to all of the 7,837 apartments in this portfolio. At Related, we believe affordable housing is a priority for building strong communities and we look forward to working with other property owners and managers like Aimco, as well as local and state governments throughout the country, to continually expand our preservation efforts so we can continue to provide affordable housing to the thousands of Americans who call our properties home.”
After closing costs and repayment of the Hunters Point property debt, the net proceeds to Aimco are expected to be approximately $512 million, which the company plans to use to partially fund the previously-announced acquisitions of Bent Tree in Fairfax County, VA and a portfolio of six communities in Philadelphia, PA, and to reduce leverage, including the redemption of Class A preferred stock callable in 2Q 2019. Taken together, these transactions are expected to reduce Aimco’s Adjusted Funds From Operations (“AFFO”) by $0.03 per share in 2018 and $0.04 per share in 2019, before becoming accretive in 2021.

“This transaction redeploys the value of the depleting cash flows of our Asset Management business into high quality operating communities with durable cash flows and promising future growth. Related’s ongoing affordable business allows them to maximize the intrinsic value of Aimco’s partnership interests while protecting and enhancing affordable housing going forward. We believe they will be a good steward for these communities and I appreciate our work together on this transaction,” said John Bezzant, Aimco’s Chief Investment Officer, who negotiated the transaction with Related.
Aimco CFO Paul Beldin added, “This transaction improves the quality of Aimco’s earnings and provides a modest reduction in total leverage to 6.7x on a Proportionate Debt and Preferred Equity to Adjusted EBITDA basis by the end of 2018.”
As previously announced, Aimco still expects to sell Chestnut Hill Village, a 704-home community in northeast Philadelphia. Additional pending asset sales will be evaluated based on Aimco’s 2019 investment priorities.
Following the sale of its Asset Management business, Aimco will continue to own and operate a portfolio of market rate multifamily communities, diversified by price point and geography, in attractive and growing submarkets across the United States.

About Aimco
Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located in select markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with ownership interests in 180 communities in 22 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.

About Related Companies
Related Companies is the most prominent privately owned real estate firm in the United States and one of the largest owners of affordable housing. Formed over 40 years ago, Related is a fully integrated, highly diversified industry leader with experience in virtually every aspect of development, acquisitions, management, finance, marketing and sales. Headquartered in New York City, Related has offices and major developments in Boston, Chicago, Los Angeles, San Francisco, South Florida, Washington, D.C., Abu Dhabi, and London, and boasts a team of more than 3,500 professionals. The Company’s portfolio of over $50 billion in real estate assets owned or under development is made up of best-in-class mixed-use, residential, retail, office and affordable properties in premier high-barrier-to-entry markets. Related Affordable is the division of Related Companies that acquires and preserves affordable housing throughout the nation. Related owns and operates a portfolio of more than 45,000 affordable and workforce housing units. For more information about Related and Related Affordable, please visit www.related.com.

Forward-Looking Statements
This Release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results, including but not limited to: AFFO; Aimco investments and timelines, expectations regarding sales of Aimco apartment communities and the use of proceeds thereof; and Aimco liquidity and leverage. These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties. Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond Aimco’s control.
Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2017, and the other documents Aimco files from time to time with the Securities and Exchange Commission.
These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.
Non-GAAP Measures
Financial and operating measures found in this Release include certain financial measures used by Aimco management that are not defined under accounting principles generally accepted in the United States (“GAAP”). Net Asset Value, or NAV, and AFFO are non-GAAP measures that are defined and reconciled to the most comparable GAAP measures in the section entitled “Non-GAAP Measures” in Item 7 of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2017.

Contact:
Aimco Investor Relations
(303) 793-4661
Investor@aimco.com
Suzanne Sorkin
Vice President, Investor Relations/FP&A

Contact:
Related Companies
(212) 801-3528
Communications@Related.com
Jessica Scaperotti
Vice President, Communications